As filed with the Securities and Exchange Commission on November 8, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Unum Group

(Exact name of registrant as specified in its charter)

Delaware	62-1598430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)

Unum European Holding Company Limited Savings-Related Share Option Scheme 2016

(Full title of the plan)

J. Paul Jullienne

Unum Group

1 Fountain Square, Chattanooga, Tennessee 37402

(Name and address of agent for service)

(423) 294-1011

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.10 par value	200,000	$35.45	$7,090,000	$822

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of additional shares of the common stock, par value $0.10 per share (the “Common Stock”), of Unum Group (the “Corporation”) that may become issuable under the Unum European Holding Company Limited Savings-Related Share Option Scheme 2016 as a result of any stock dividend, stock split, reverse stock split, reorganization, recapitalization or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 2, 2016.
(3)	Calculated pursuant to Section 6(b) of the Securities Act by multiplying 0.0001159 by the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8, which have been omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8, will be sent or given to eligible participants in the Unum European Holding Company Limited Savings-Related Share Option Scheme 2016 as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed by Unum Group (the “Corporation”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement (this “Registration Statement”) and deemed to be a part hereof:

(1)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 24, 2016;

(2)	The Corporation’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, filed with the Commission on April 28, 2016, July 28, 2016 and October 27, 2016, respectively;

(3)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2015 (other than the portions of those documents furnished or otherwise not deemed to be filed); and

(4)	The description of the Common Stock set forth in the Corporation’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those documents furnished or otherwise not deemed to be filed) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of the Common Stock of the Corporation being registered hereby has been passed upon by J. Paul Jullienne, Vice President, Managing Counsel and Corporate Secretary of the Corporation. Mr. Jullienne owns, or has the right to acquire, a number of shares of the Common Stock of the Corporation that represents less than 1% of the total outstanding shares of Common Stock of the Corporation. Mr. Jullienne is not eligible to participate in the Unum European Holding Company Limited Savings-Related Share Option Scheme 2016.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent any such person is successful on the merits or otherwise in the defense of any such derivative or non-derivative action, the corporation must indemnify the person against such expenses. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article VIII of the Corporation’s amended and restated bylaws provides that the Corporation will indemnify each person who is or was, or is threatened to be made, a party to or witness in any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer or employee of the Corporation or, while a director, officer, or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement, incurred by such person in connection with defending, investigating, preparing to defend, or being or preparing to be a witness in, such action, suit, proceeding or claim, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in the case of an action, suit, proceeding or claim by or in the right of the Corporation, no indemnification will be made under the Corporation’s amended and restated bylaws in respect of any such claim or any issue or matter in any such action, suit or proceeding as to which such person shall have been adjudged to be liable to the Corporation unless (and only to the extent that) the Delaware Court of Chancery or the court in which such claim, action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses and amounts which the Delaware Court of Chancery or such other court shall deem proper.

The Corporation will provide indemnification under its amended and restated bylaws (unless ordered by a court) only as authorized in the specific case upon a determination, as provided for in the amended and restated bylaws, that indemnification of the person seeking indemnification is proper in the circumstances because the person has met the applicable standard of conduct set forth in the amended and restated bylaws.

Article VIII of the Corporation’s amended and restated bylaws also provides for advancement of expenses by the Corporation in advance of the final disposition of an action, suit, proceeding or claim upon receipt by the Corporation of a written request therefor and a written undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is determined in accordance with the amended and restated bylaws that such person is not entitled to be indemnified by the Corporation; provided, however, that if the person seeks to enforce his or her rights in a court of competent jurisdiction, then the undertaking to repay shall not be applicable or enforceable unless and until there is a final court determination that such person is not entitled to indemnification as to which all rights of approval have been exhausted or have expired.

The indemnification and advancement of expenses provided for in Article VIII of the Corporation’s amended and restated bylaws will be made to the fullest extent permitted by applicable law as it presently exists or is amended. The provisions of Article VIII will continue as to a person who has ceased to be a director, officer, employee or trustee and will inure to the benefit of the heirs, executors and administrators of such person.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Corporation’s restated certificate of incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Corporation also maintains insurance on its directors and officers, which covers liabilities under federal securities laws.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that follows the signature pages to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Corporation hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Corporation hereby undertakes that, for purposes of determining any liability of the registrant under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on the 8th day of November 2016.

UNUM GROUP

By:	/s/ Richard P. McKenney
Richard P. McKenney
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Richard P. McKenney	President and Chief Executive Officer and a Director (principal executive officer)	November 8, 2016
Richard P. McKenney

/s/ John F. McGarry	Executive Vice President and Chief Financial Officer (principal financial officer)	November 8, 2016
John F. McGarry

/s/ Vicki W. Corbett	Senior Vice President, Controller (controller)	November 8, 2016
Vicki W. Corbett

*	Director
Theodore H. Bunting

*	Director
E. Michael Caulfield

*	Director
Joseph J. Echavarria

*	Director
Cynthia L. Egan

*	Director
Pamela H. Godwin

*	Director
Kevin T. Kabat

*	Director
Timothy F. Keaney

*	Director
Gloria C. Larson

*	Director
Richard P. McKenney

*	Director
Edward J. Muhl

*	Director
Ronald P. O’Hanley

*	Director
Francis J. Shammo

*	Director
Thomas R. Watjen

*By:	/s/ J. Paul Jullienne	For all of the non-employee Directors	November 8, 2016
J. Paul Jullienne, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Unum Group (incorporated by reference to Exhibit 3.1 of Unum Group’s Form 10-Q filed for the fiscal quarter ended June 30, 2013, filed with the Commission on August 6, 2013 (File No. 1-11294)).

4.2	Amended and Restated Bylaws of Unum Group, as amended effective May 26, 2016 (incorporated by reference to Exhibit 3.1 of Unum Group’s Form 8-K filed with the Commission on May 26, 2016 (File No. 1-11294)).

4.3	Unum European Holding Company Limited Savings-Related Share Option Scheme 2016 (incorporated by reference to Appendix A of Unum Group’s definitive proxy statement on Schedule 14A filed with the Commission on April 14, 2016 (File No. 1-11294)).

5.1*	Opinion of Legal Counsel.

23.1*	Consent of Legal Counsel (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney.

*	Filed herewith